Exhibit 99.1

Fannie Mae Earns $3.5 Billion in Fourth Quarter, $14.4 Billion in 2025
•Net worth grew to $109.0 billion at the end of 2025, up $95.5 billion since the start of 2020
•$141 million reduction in non-interest expenses from 2024, including a $40 million reduction in administrative expenses
•Net revenues(1) stable on quarterly and annual basis at $7.3 billion and $29.0 billion, respectively
•14 straight years of annual profitability reflect effective long-term risk management and focus on mission
WASHINGTON, DC – February 11, 2026 – Fannie Mae (FNMA/OTCQB) earned $3.5 billion for the fourth quarter of 2025, compared with $3.9 billion for the third quarter of 2025, and increased its net worth to $109.0 billion as of December 31, 2025. For the fourth quarter, while revenues were steady from the third quarter, changes in fair value, lower investment gains, and higher administrative expenses drove a decrease in net income. For full-year 2025, net income decreased by $2.6 billion to $14.4 billion, primarily driven by a $1.8 billion shift from a benefit for credit losses in 2024 to a provision for credit losses in 2025, as well as a $1.7 billion decrease in fair value gains in 2025.
William J. Pulte, Director, U.S. Federal Housing, and Chairman, Fannie Mae Board of Directors:
"Fannie Mae’s financial footing is stronger than ever, hitting a record level $109 billion net worth. For the first time in four years we reduced annual administrative expenses, positioning the company for long-term success. This growing strength enables Fannie Mae to power the American Dream for families across the United States today and into the future."
Peter Akwaboah, Acting Chief Executive Officer and Chief Operating Officer, Fannie Mae:
“Fannie Mae’s 14 straight years of annual profitability reflect the strength of our business, the dedication of our employees, and the partnership of the institutions we serve. We grew our net worth to $109 billion and have strong momentum going into 2026 and beyond.”
More information, including access to the webcast featuring our earnings presentation, our 2025 Form 10-K, and other disclosures, can be found on our Quarterly and Annual Results webpage at fanniemae.com/financialresults.

Fourth Quarter 2025 Key Metrics

$3.5 billion	$109.0 billion	$7.3 billion
Net Income	Net Worth	Net Revenues(1)
($3.9 billion in 3Q 2025)	($105.5 billion in 3Q 2025)	($7.3 billion in 3Q 2025)

$4.1 trillion	12.6%	10.2%
Guaranty Book of Business	Administrative Expense Ratio(2)	Illust. Return on Avg. Req. CET1(3)
($4.1 trillion in 3Q 2025)	(11.2% in 3Q 2025)	(10.3% in 3Q 2025)

Business Impact and 2025 Highlights

Mortgage Acquisitions
Enabled the financing of ~1.5 million home purchases,
refinances, and rental units in 2025

$409 billion in liquidity provided to mortgage market, supporting approximately 704,000 home purchases, 283,000 refinancings, and 531,000 rental units.

Renters earning less than 100% of area median income made up more than 80% of the multifamily units we financed.

First-time homebuyers accounted for more than half of our single-family purchase mortgages.

Our foreclosure prevention solutions allowed nearly 99,000 homeowners to remain in their homes.

Increased MBS purchase activity to support market and lender liquidity.

Multifamily acquisition volume totaled $73.7 billion, the highest in five years.
Endnotes are presented on page 5

Fourth Quarter 2025	1

Summary of Financial Results
Chryssa C. Halley, Chief Financial Officer, Fannie Mae:
“We generated $3.5 billion in net income in the fourth quarter and $14.4 billion for the year, supported by steady revenues of $7.3 billion and $29.0 billion, respectively. We are well positioned to continue to meet the needs of the housing market while operating in a safe and sound manner.”

Key Highlights — Fourth Quarter 2025

•	Net revenues of $7.3 billion, primarily driven by guaranty fees on the company’s $4.1 trillion guaranty book of business.

◦Single-family net revenues of $6.1 billion from a $3.6 trillion conventional guaranty book with an average charged guaranty fee of 48.7 basis points.

◦Multifamily net revenues of $1.2 billion from a $534.7 billion guaranty book with an average charged guaranty fee of 71.6 basis points.

•	Provision for credit losses of $298 million, largely driven by a provision for newly acquired single-family loans during the period and increased delinquencies.

•	Non-interest expense of $2.4 billion compared with $2.3 billion in the third quarter; increase driven primarily by higher administrative expense.

•	Net income of $3.5 billion, compared with $3.9 billion in 3Q 2025; net worth increased to $109.0 billion.

Summary of Consolidated Financial Results

(Dollars in millions)	4Q25	3Q25	Variance	% Change	2025	2024	Variance	% Change
Net interest income	$7,268	$7,184	$84	1%	$28,608	$28,748	$(140)	— %*
Fee and other income	63	123	(60)	(49)%	356	321	35	11%
Net revenues	7,331	7,307	24	— %*	28,964	29,069	(105)	— %*
Fair value gains (losses), net	(257)	13	(270)	NM	90	1,821	$(1,731)	(95)%
Investment gains (losses), net(4)	5	120	(115)	(96)%	105	(96)	201	NM
Other gains (losses), net	(252)	133	(385)	NM	195	1,725	(1,530)	(89)%
(Provision) benefit for credit losses	(298)	(338)	40	12%	(1,606)	186	(1,792)	NM
Non-interest expense:
Administrative expenses(5)	(921)	(819)	(102)	(12)%	(3,579)	(3,619)	40	1%
Legislative assessments(6)	(936)	(943)	7	1%	(3,749)	(3,766)	17	— %*
Credit enhancement expense(7)	(368)	(409)	41	10%	(1,656)	(1,641)	(15)	(1)%
Other income (expense), net(4)(8)	(146)	(96)	(50)	(52)%	(586)	(685)	99	14%
Total non-interest expense	(2,371)	(2,267)	(104)	(5)%	(9,570)	(9,711)	141	1%
Income before federal income taxes	4,410	4,835	(425)	(9)%	17,983	21,269	(3,286)	(15)%
Provision for federal income taxes	(883)	(976)	93	10%	(3,619)	(4,291)	672	16%
Net income	$3,527	$3,859	$(332)	(9)%	$14,364	$16,978	$(2,614)	(15)%
		3,849	(3,849)	(100)%			—
Total comprehensive income	$3,527	$3,849	$(322)	(8)%	$14,355	$16,975	$(2,620)	(15)%
Net worth	$109,012	$105,485	$3,527	3%	$109,012	$94,657	$14,355	15%

NM - Not meaningful
* Represents less than 0.5%

Fourth Quarter 2025	2

Single-Family Business
Jake Williamson, EVP, Head of Single-Family, Fannie Mae:
“Single-Family business acquisitions rose in the fourth quarter as more homeowners chose to refinance. In 2026, we will remain focused on serving our customers with ways to make the mortgage process more efficient and less costly for both lenders and borrowers.”

Single-Family Highlights — Fourth Quarter 2025

•
Single-family conventional acquisition volume rose to $96.8 billion in 4Q 2025, compared with $90.4 billion in 3Q 2025, driven by a $19.2 billion increase in refinance acquisition volume, partially offset by a $12.8 billion decrease in purchase acquisition volume.

•	Average single-family conventional guaranty book decreased to $3.58 trillion for 4Q 2025, from $3.59 trillion for 3Q 2025.

•
The average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book increased to 48.7 basis points in 4Q 2025, compared with 48.5 basis points in 3Q 2025. The average charged guaranty fee on newly acquired conventional loans, net of TCCA fees, decreased to 55.4 basis points in 4Q 2025, compared with 56.3 basis points in 3Q 2025.

•
Credit characteristics on the single-family conventional guaranty book remained largely unchanged compared to the prior quarter, with a weighted-average mark-to-market loan-to-value ratio of 51% and a weighted-average FICO credit score at origination of 753 as of Dec. 31, 2025.

•	Single-family serious delinquency rate increased to 0.58% as of Dec. 31, 2025, from 0.54% as of Sep. 30, 2025.(9)

•
Provision for single-family credit losses of $293 million was recorded for 4Q 2025, driven primarily by newly acquired loans during the period and increased delinquencies. This compares with a provision for single-family credit losses of $269 million for 3Q 2025.

Single-Family Business Financial Results

(Dollars in millions)	4Q25	3Q25	Variance	% Change	2025	2024	Variance	% Change
Net interest income	$6,043	$5,992	$51	1%	$23,893	$24,130	$(237)	(1)%
Fee and other income	43	104	(61)	(59)%	281	245	36	15%
Net revenues	6,086	6,096	(10)	— %*	24,174	24,375	(201)	(1)%
Fair value gains (losses), net	(273)	(22)	(251)	NM	(16)	1,745	(1,761)	NM
Investment gains (losses), net(4)	(14)	127	(141)	NM	94	(99)	193	NM
Other gains (losses), net	(287)	105	(392)	NM	78	1,646	(1,568)	(95)%
(Provision) benefit for credit losses	(293)	(269)	(24)	(9)%	(1,323)	938	(2,261)	NM
Non-interest expense:
Administrative expenses(5)	(750)	(669)	(81)	(12)%	(2,918)	(3,000)	82	3%
Legislative assessments(6)	(921)	(929)	8	1%	(3,688)	(3,719)	31	1%
Credit enhancement expense(7)	(288)	(330)	42	13%	(1,343)	(1,349)	6	— %*
Other income (expense), net(4)(8)	(173)	(129)	(44)	(34)%	(606)	(771)	165	21%
Total non-interest expense	(2,132)	(2,057)	(75)	(4)%	(8,555)	(8,839)	284	3%
Income before federal income taxes	3,374	3,875	(501)	(13)%	14,374	18,120	(3,746)	(21)%
Provision for federal income taxes	(697)	(790)	93	12%	(2,958)	(3,690)	732	20%
Net income	$2,677	$3,085	$(408)	(13)%	$11,416	$14,430	$(3,014)	(21)%

Average charged guaranty fee on new conventional acquisitions, net of TCCA fees	55.4 bps	56.3 bps	(0.9) bps	(2)%	56.3 bps	54.1 bps	2.2 bps	4%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA fees	48.7 bps	48.5 bps	0.2 bps	— %*	48.4 bps	47.6 bps	0.8 bps	2%

Fourth Quarter 2025	3

Multifamily Business
Kelly Follain, EVP, Head of Multifamily, Fannie Mae:
“The pace of acquisitions accelerated in the fourth quarter, capping a year of extraordinary growth in Multifamily. We're seeing strong demand for affordable rental housing, and we look forward to continuing to grow our book of business in 2026.”

Multifamily Highlights — Fourth Quarter 2025

•	Multifamily acquisition volume rose to $25.8 billion in 4Q 2025, compared with $18.7 billion in 3Q 2025.

•	Multifamily book of business grew to $534.7 billion as of Dec. 31, 2025, a $13.4 billion increase from Sep. 30, 2025.

•	Average charged guaranty fees on overall multifamily book decreased by 0.8 basis points to 71.6 basis points as of 4Q 2025, compared with 72.4 basis points as of 3Q 2025.

•
Multifamily guaranty book credit characteristics remained stable, with weighted-average original loan-to-value ratio of 63% and a weighted-average debt service coverage ratio of 1.9 as of Dec. 31, 2025, both unchanged from Sep. 30, 2025.

•	Multifamily serious delinquency rate increased to 0.74% as of Dec. 31, 2025, from 0.68% as of Sep. 30, 2025.(10)

•
Provision for multifamily credit losses of $5 million was recorded for 4Q 2025, primarily driven by increased delinquencies. This compares to a multifamily provision for credit losses of $69 million for 3Q 2025.

Multifamily Business Financial Results

(Dollars in millions)	4Q25	3Q25	Variance	% Change	2025	2024	Variance	% Change
Net interest income	$1,225	$1,192	$33	3%	$4,715	$4,618	$97	2%
Fee and other income	20	19	1	5%	75	76	(1)	(1)%
Net revenues	1,245	1,211	34	3%	4,790	4,694	96	2%
Fair value gains (losses), net	16	35	(19)	(54)%	106	76	30	39%
Investment gains (losses), net(4)	19	(7)	26	NM	11	3	8	NM
Other gains (losses), net	35	28	7	25%	117	79	38	48%
(Provision) benefit for credit losses	(5)	(69)	64	93%	(283)	(752)	469	62%
Non-interest expense:
Administrative expenses(5)	(171)	(150)	(21)	(14)%	(661)	(619)	(42)	(7)%
Legislative assessments(6)	(15)	(14)	(1)	(7)%	(61)	(47)	(14)	(30)%
Credit enhancement expense(7)	(80)	(79)	(1)	(1)%	(313)	(292)	(21)	(7)%
Other income (expense), net(4)(8)	27	33	(6)	(18)%	20	86	(66)	(77)%
Total non-interest expense	(239)	(210)	(29)	(14)%	(1,015)	(872)	(143)	(16)%
Income before federal income taxes	1,036	960	76	8%	3,609	3,149	460	15%
Provision for federal income taxes	(186)	(186)	—	— %*	(661)	(601)	(60)	(10)%
Net income	$850	$774	$76	10%	$2,948	$2,548	$400	16%

Average charged guaranty fee rate on multifamily guaranty book of business, at period end	71.6 bps	72.4 bps	(0.8) bps	(1)%	71.6 bps	74.4 bps	(2.8) bps	(4)%

Fourth Quarter 2025	4

Additional Matters

Fannie Mae’s Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Income for the full year of 2025 are available in the accompanying Annex; however, investors and interested parties should read the company’s annual report on Form 10-K for the year ended December 31, 2025 (“2025 Form 10-K”), which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its 2025 Form 10-K. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “4Q and Full Year 2025 Earnings Presentation” and “Fourth Quarter 2025 Financial Supplement” at www.fanniemae.com.

# # #

This release includes forward-looking statements regarding the company's future financial and mission performance and business volume, as well as the company’s future plans and their impact. Actual outcomes could be materially different from what is set forth in these forward-looking statements due to a variety of factors, including those described in “Forward-Looking Statements” and “Risk Factors” in the company’s 2025 Form 10-K.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Information contained on or accessible through our website is not incorporated into, and does not form a part of, this release or any other report or document we file with or furnish to the Securities and Exchange Commission, and any references to our website are intended to be inactive textual references only.

To learn more, visit fanniemae.com.

Endnotes
NM	Not meaningful
*	Represents less than 0.5%
(1)	As presented in our Form 10-K, net revenues consists of net interest income, and fee and other income.
(2)	Administrative expense ratio is calculated as administrative expenses divided by net revenues during the period. Administrative expense consists of salaries and employee benefits and professional services, technology and occupancy expenses.
(3)	Illustrative return on average required Common Equity Tier 1 (CET1) is designed to show what our return on capital would have been if our actual CET1 available capital had been equal to the CET1 capital requirement for the applicable periods. CET1 requirement as presented represents the company's average CET1 capital requirement including prescribed capital conservation buffer amount under the enterprise regulatory capital framework (which is not currently in effect while the company is in conservatorship) for the period as described below and not the amount of the company's actual available CET1 capital. As of December 31, 2025, the company's actual available CET1 capital was a deficit of $41 billion. For each applicable period, the illustrative return on average required CET1 ratio is calculated based on annualized year-to-date net income for the period divided by the average CET1 capital requirement for each quarter to date during the applicable year plus the fourth quarter of the previous year.

(4)
Beginning in the fourth quarter of 2025, the company changed the presentation of debt extinguishment gains and losses from “Other income (expense), net” to “Investment gains (losses), net.” Prior periods have been recast to conform with the current period presentation.

(5)	Consists of salaries and employee benefits and professional services, technology and occupancy expenses.
(6)
For single-family, consists of the portion of our single-family guaranty fees that is paid to Treasury pursuant to the TCCA, affordable housing allocations and FHFA assessments. For multifamily, consists of affordable housing allocations and FHFA assessments.

(7)
Consists of costs associated with freestanding credit enhancements, which primarily include the company’s Connecticut Avenue Securities® (“CAS”) and Credit Insurance Risk TransferTM programs, enterprise-paid mortgage insurance, and certain lender risk-sharing programs.

(8)	Primarily consists of foreclosed property income (expense), change in the expected benefits from our freestanding credit enhancements, and gains (losses) from partnership investments.
(9)	Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process. Our single-family serious delinquency rate is expressed as a percentage of our single-family conventional guaranty book of business based on loan count.
(10)	Multifamily serious delinquency rate consists of multifamily loans that were 60 days or more past due based on unpaid principal balance, expressed as a percentage of our multifamily guaranty book of business.

Investor Contact: Yasaman Hekmat (yasaman_hekmat@fanniemae.com)
Media Contact: Matthew Classick (matthew_t_classick@fanniemae.com).

Fourth Quarter 2025	5

ANNEX
FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income
(Dollars and shares in millions, except per share amounts)

	For the Year Ended December 31,
	2025	2024	2023
Interest income:
Mortgage loans	$152,149	$144,152	$133,234
Securities purchased under agreements to resell	3,354	4,170	4,427
Investments in securities and other	3,115	2,244	2,053
Total interest income	158,618	150,566	139,714
Interest expense:
Short-term debt	(585)	(595)	(672)
Long-term debt	(129,425)	(121,223)	(110,269)
Total interest expense	(130,010)	(121,818)	(110,941)
Net interest income	28,608	28,748	28,773
Non-interest Income:
Fair value gains (losses), net	90	1,821	1,304
Fee and other income	356	321	275
Investment gains (losses), net	105	(96)	(265)
Non-interest income	551	2,046	1,314
(Provision) benefit for credit losses	(1,606)	186	1,670
Non-interest expense:
Salaries and employee benefits	(2,094)	(2,004)	(1,906)
Professional services, technology, and occupancy	(1,485)	(1,615)	(1,539)
Legislative assessments	(3,749)	(3,766)	(3,745)
Credit enhancement expense	(1,656)	(1,641)	(1,512)
Other income (expense), net	(586)	(685)	(1,099)
Total non-interest expense	(9,570)	(9,711)	(9,801)
Income before federal income taxes	17,983	21,269	21,956
Provision for federal income taxes	(3,619)	(4,291)	(4,548)
Net income	14,364	16,978	17,408
Other comprehensive income (loss)	(9)	(3)	(3)
Total comprehensive income	$14,355	$16,975	$17,405
Net income	$14,364	$16,978	$17,408
Dividends distributed or amounts attributable to senior preferred stock	(14,355)	(16,975)	(17,405)
Net income attributable to common stockholders	$9	$3	$3
Earnings per share:
Basic	$0.00	$0.00	$0.00
Diluted	0.00	0.00	0.00
Weighted-average common shares outstanding:
Basic	5,867	5,867	5,867
Diluted	5,893	5,893	5,893

See Notes to Consolidated Financial Statements in the 2025 Form 10-K

Fourth Quarter 2025	6

FANNIE MAE
(In conservatorship)
Consolidated Balance Sheets
(Dollars in millions)

	As of December 31,
	2025	2024
ASSETS
Cash	$11,452	$13,477
Restricted cash (includes $22,848 and $16,994, respectively, related to consolidated trusts)	31,131	25,059
Securities purchased under agreements to resell (includes $18,425 and $14,899, respectively, related to consolidated trusts)	45,650	56,250
Investments in securities, at fair value	69,889	79,197
Mortgage loans:
Loans held for sale, at lower of cost or fair value	209	373
Loans held for investment, at amortized cost:
Of Fannie Mae	57,970	50,053
Of consolidated trusts	4,069,498	4,095,287
Total loans held for investment (includes $5,464 and $3,744, respectively, at fair value)	4,127,468	4,145,340
Allowance for loan losses	(8,364)	(7,707)
Total loans held for investment, net of allowance	4,119,104	4,137,633
Total mortgage loans	4,119,313	4,138,006
Advances to lenders	3,595	1,825
Deferred tax assets, net	9,828	10,545
Accrued interest receivable (includes $11,129 and $10,666, respectively, related to consolidated trusts)	11,689	11,364
Other assets	14,991	14,008
Total assets	$4,317,538	$4,349,731
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $11,320 and $10,858, respectively, related to consolidated trusts)	$12,035	$11,585
Debt:
Of Fannie Mae (includes $256 and $385, respectively, at fair value)	127,289	139,422
Of consolidated trusts (includes $15,060 and $13,292, respectively, at fair value)	4,053,140	4,088,675
Other liabilities (includes $1,719 and $1,699, respectively, related to consolidated trusts)	16,062	15,392
Total liabilities	4,208,526	4,255,074
Commitments and contingencies (Note 17)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $226,984 and $212,029, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(24,261)	(38,625)
Accumulated other comprehensive income	20	29
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity	109,012	94,657
Total liabilities and equity	$4,317,538	$4,349,731

See Notes to Consolidated Financial Statements in the 2025 Form 10-K

Fourth Quarter 2025	7